Warburg Pincus Partners LLC, a New York
limited liability company ("WPP LLC") and a subsidiariy of Warburg Pincus & Co., a New York general partnership
("WP"), is the general partner of Warburg, Pincus Equity
Partners, L.P., a Delaware limited partnership (together with two affiliated limited partnerships, "WPEP").
WPEP is managed by Warburg Pincus LLC, a New York limited liability company ("WP LLC"). WPEP beneficially owns
31,401,560 shares of the common stock, par value $0.01 per share ("Common Stock"), of ev3 Inc., a Delaware corporation. Under Rule 16a-1 of the Securities Exchange
Act of 1934, as amended, each of WPP LLC, WP and WP LLC may be deemed to be the beneficial owner of all of the shares of Common Stock beneficially owned by WPEP.
Each of WPP LLC, WP and WP LLC disclaim beneficial ownership of all of the shares of the Common Stock beneficially owned by WPEP, except to the extent of any indirect pecuniary interest therein. Charles R.
Kaye and Joseph P. Landy are Managing General Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control WPEP. Messrs. Kaye and Landy disclaim beneficial ownership of all shares held by WPEP.